Exhibit 10.25

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

(Bruce Blair)

THIS AMENDMENT, dated as of December 30, 2008 (the “Amendment”), is between NutriSystem, Inc., a Delaware corporation (the “Company”), and Bruce Blair (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, dated July 9, 2008, (the “Employment Agreement”), that sets forth the terms and conditions of the Employee’s employment with the Company;

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder; and

WHEREAS, Section 16 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written amendment executed between the Employee and the Company.

NOW, THEREFORE, the Company and the Employee, each intending to be legally bound hereby, agree that, effective December 30, 2008, the Employment Agreement shall be amended as follows:

A. Total Disability. The first paragraph of Section 10 of the Employment Agreement is hereby amended in its entirety to read as follows:

“If the Employee becomes “totally disabled,” then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive (1) any unpaid Salary that has accrued through the date of termination, (2) a lump sum cash payment equal to one month of Salary, and (3) whatever benefits that the Employee may be entitled to receive under any then existing disability benefit plans of the Company, and except as provided in the Stock Award Agreement with respect to the Stock Grant. Cash payments under this Section 10 shall be made by the Company within 60 days after the Employee’s termination of employment.”

B. Termination without Cause by the Company. Subsections (1) through (5) of Section 13 of the Employment Agreement are hereby amended in their entirety to read as follows:

“(1) within 60 days following the Employee’s termination date, the Company will pay to the Employee a lump sum cash severance payment in the amount equal to the sum of:

(a) 12 months of the Salary then in effect; and

(b) the value of the premium cost to the Company to continue the Employee on the Company’s group life and AD&D policy for the 12 month period following the Employee’s termination date; and

(2) the Employee’s group heathcare coverage will be continued for 12 months, at the Employee’s normal contribution rates; and

(3) the Employee’s covenants against non-competition (as described in the Noncompete Agreement described in Section 8 of this Agreement) shall be reduced to a 12 month period from the termination date, from the period contained in the Noncompete Agreement; and

(4) the next 25% tranche of the Stock Grant that would have vested following such termination of employment if the Employee had continued to be employed, shall become vested on the date of such termination of employment, as provided in the Stock Award Agreement with respect to the Stock Grant; and

(5) the Employee and the Company will enter into, and the Employee must not revoke, a mutual general release, which shall be a condition to the receipt of the termination benefits under this Section.”

C. Section 409A. The first sentence of Section 20(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(b) To the maximum extent permitted under section 409A of the Code, the severance payments payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to the Employee during the six (6)-month period following the Employee’s termination of employment that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.””

D. Effect on Employment Agreement. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and the Employee agree to the terms of the foregoing Amendment, effective as of the date first written above.

NUTRISYSTEM, INC.

By:	/s/ David D. Clark
Name:	David D. Clark
Title:	Chief Financial Officer

EMPLOYEE
/s/ Bruce Blair
Name:	Bruce Blair

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